Exhibit 10.23

FIRST AMENDMENT TO LEASE
(EXPANSION)

This First Amendment to Lease (the “Agreement”) is entered into as of April 30, 2007, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and SHUTTERFLY, INC., a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:

A.  Landlord and Tenant are parties to that certain Lease Agreement dated July 5, 1999 (the “Initial Lease Agreement), as amended by the Commencement Letter dated September 8, 1999, a letter agreement dated December 28, 1999, Amendment No. 1 dated January 11, 2000, Amendment No. 2 dated May 21, 2001, Amendment No. 3 dated July 6, 2004, and Amendment No. 4 (“Amendment No. 4”) dated April 28, 2005 (collectively, the “Original Lease”), of certain premises (the “Existing Premises”) within the building commonly known as 2800 Bridge Parkway, Redwood City, California, and more particularly described in the Original Lease.  Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B.  Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS THEREFORE, agreed as follows:

1.	As used in this Agreement, the following terms have the following meanings:

“3000 Bridge Building” means the commercial office building located at 3000 Bridge Parkway, Redwood City, California.

“Expansion Space” means a portion of the 3000 Bridge Building, containing approximately 12,036 square feet of rentable area, commonly known as Suites 102 and 103 and more particularly shows on Exhibit “A-1” attached hereto.  For purposes of this Agreement, “rentable area” shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996).  Notwithstanding anything to the contrary in this Agreement, the recital of the rentable area herein above set forth is for descriptive purposes only.  Tenant shall have no right to terminate the Lease or receive any adjustment or rebate of any Basic Rent or Additional Rent payable hereunder if said recital is incorrect.  The Tenant has inspected the Expansion and is fully familiar with the scope and size thereof and agrees to pay the full Basic Rent and Additional Rent set forth herein in consideration for the use and occupancy of said space, regardless of the actual number of squire feet contained therein.

“Expansion Space Commencement Date” shall mean June 1, 2007.

2. Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space.  Accordingly, effective on the Expansion Space Commencement Date, the following terms of the Original Lease are amended as follows:

2.1           The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit “A-1” attached hereto is hereby added to Exhibit “A” to the Original Lease.

2.2           Landlord and Tenant acknowledge that the provisions of Amendment No. 4 with respect to management fee, tenant maintenance, expenses of operation, management and maintenance of Common Areas in Buildings, utilities, and taxes that currently apply in the Original Lease to the Existing Premises are based on Tenant occupying the entire building in which the Existing Premises is located.  Accordingly, with respect to the Expansion Space the following provisions of the Initial Lease Agreement shall apply to the Expansion Space and the amendments of those sections made after the Initial Lease Agreement shall not be taken into account in determining Tenant’s obligations with respect to the Expansion Space: Paragraphs 4D, 4E, 7, 10, 11, and 12.  To the extent any costs are not generally applicable to the Building and the 3000 Bridge Building or to Common Areas, the amounts of those costs payable by Tenant shall be determined independently for the Existing Premises and the Expansion Space.

2.3           Tenant agrees to pay Landlord a Basic Rent for the Expansion Space in accordance with the following schedule:

Period	Annual Basic Rent	Monthly Basic Rent
June 1, 2007 – June 30, 2007	N/A	Abated
July 1, 2007 – June 30, 2008	$281,642.40	$23,470.20
July 1, 2008 – June 30, 2009	$303,357.20	$25,275.60
July 1, 2009 – May 31, 2010	N/A	$27,081.00

The Monthly Basic Rent for the second month and estimated Additional Rent for the first month after the Expansion Space Commencement Date shall be payable upon the execution of this Agreement.  The Monthly Basic Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.

2.4           Paragraph 6 is amended to increase Tenant’s non-exclusive parking spaces by thirty-nine (39) spaces, or from one hundred sixty-one (161) spaces to two hundred (200) spaces.

2.5           The Term with respect to the Expansion Space shall be coterminous with the Existing Premises.  In the event that Tenant exercises its extension option or a termination right under the Original Lease, such extension or termination shall apply to the entire Premises then subject to the Original Lease (including the Expansion Space).

3. Tenant may take possession of the Expansion Space upon the full execution and delivery of this Agreement.  Tenant’s possession of the Expansion Space prior to the Expansion Space Commencement Date shall be on all the terms and conditions of the Original Lease, as amended hereby, except that Tenant shall not be obligated to pay Basic Rent or Additional Rent.  After the Expansion Space Commencement Date, Tenant’s obligation with respect to Basic Rent and Additional Rent shall be provided in the Original Lease, as amended by this Agreement.

4. Except as provided in Section 5, below, Tenant shall accept the Expansion Space in its “AS IS” condition.  Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date.  The taking of possession of the Expansion Space by Tenant shall be conclusive evidence that the Expansion Space and the Building were in good and satisfactory condition at the time possession was taken by Tenant.  Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the 3000 Bridge Building, the Expansion Space, the land upon which the 3000 Bridge Building is constructed, the present or future suitability or fitness of the Expansion Space or the 3000 Bridge Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the 3000 Bridge Building or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Original Lease.  Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose.  Tenant shall deliver to Landlord any modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant’s entry into the Expansion Space prior to the delivery of possession to Tenant.

5. Notwithstanding Section 4, above, Landlord warrants that the roof, structural components of the Building, HVAC system, electrical and plumbing systems, doors, elevator, parking lot or site lighting (the “Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date possession of the Premises is delivered to Tenant.  If a non-compliance with such warranty exists as of the delivery of possession, or if one of such Covered Items should malfunction or fail within sixty (60) days after the delivery of possession to Tenant, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense.  If Tenant does not give Landlord the required notice within sixty (60) days after the delivery of possession to Tenant, Landlord shall have no obligation with respect to that warranty other than obligations regarding the Covered Items set forth elsewhere in the Lease.

6. Landlord and Tenant acknowledge that Tenant may desire to make certain Alterations to the Expansion Space in accordance with Article 9 of the Lease (“Tenant’s Work”).  So long as no default shall be declared and existing under the Original Lease (as amended by this Agreement) as of the date Tenant requests reimbursement of the Allowance (as defined below), Landlord agrees to reimburse Tenant up to, and not to exceed the sum of One Hundred Eight Thousand Five Hundred Forty Dollars ($180,540.00) (the “Allowance”) (based on a $15.00 prsf of the Premises).  Landlord shall pay the Allowance to Tenant upon delivery to Landlord of “Tenant’s Completion Notice” (as defined below) according to the terms and conditions of this Section 6.   The Allowance shall be used to reimburse Tenant for hard and/or soft costs incurred in connection with Tenant’s Work (“Tenant’s Work Costs”); provided, however, in no event shall the Allowance be used to pay for any of Tenant’s trade fixtures, equipment or inventory.  Upon the completion of Tenant’s Work, Tenant shall submit to Landlord a written notice indicating that Tenant has completed the construction and performance of Tenant’s work in accordance with the provisions of Article 9 of the Original Lease, as amended by this Agreement, which notice shall be accompanied by all of the following (collectively, “Tenant’s Completion Notice”): (i) copies of paid invoices and final, unconditional lien waivers from Tenant’s general contractor and all subcontractors and material suppliers, showing that full payment has been received for the construction of Tenant’s Work; (ii) certification from Tenant’s architect that all of Tenant’s Work has been completed substantially in accordance with the plans and specifications therefor (approved by Landlord, to the extent Landlord’s approval of such plans and specifications was required under Article 9 of the Original Lease, as amended by this Agreement) and all local governmental and quasi-governmental authorities with jurisdiction; and (iii) a copy of the building permit for Tenant’s Work has been finally approved.  The Allowance shall be available for a single reimbursement to Tenant during the period from June 1, 2007 through December 31, 2007 (the “Window”).  Any portion of the Allowance not requested by Tenant within the Window shall be deemed forfeited by Tenant and shall no longer be available for disbursement to or for the account of Tenant.  The parties understand and agree that under no circumstances shall Landlord, either by this Agreement or otherwise, have any responsibility for the space planning design.  In approving of any space planning or construction plans and specifications, Landlord is doing so only for its own benefit and does not thereby accept any responsibility that such design and construction has been completed in conformance with all applicable laws, is free from any errors or omissions by the professionals completing such work, is suitable for the purpose for which it is designed or constructed or is otherwise in conformance with recognized industry standards and requirements for such work.

7. The following new Paragraph 54 is added to the Lease:

    54.           TENANT’S RIGHT OF FIRST OFFER

54.1           As used herein, “Offer Space” means any space in the 3000 Bridge Building.  Landlord shall give Tenant a written notice (the “Availability Notice”) identifying the particular Offer Space (the “Specific Offer Space”) that is Available (as defined below).  Landlord shall not be obligated to given an Availability Notice until Landlord determines that Landlord shall commence the marketing of any of the Offer Space because such space shall become Available for lease to third parties.  As used herein, “Available” means that the space (i) is not part of the Premises, (ii) is not then subject to a lease, (iii) is not then subject to any rights of tenant to renew their lease or expand their premises as set forth in their lease, and (iv) is not then subject to any negotiations between Landlord and an existing tenant.  Without limiting the foregoing, Offer Space shall not be Available if it is subject to a renewal or extension right of a tenant, whether or not such right or extension is pursuant to an express written provision in its lease, regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease.

54.2           The location and configuration of the Specific Offer Space shall be determined by Landlord in its reasonable discretion; provided that Landlord shall have no obligations to designate Specific Offer Space that would result in any space not included in the Specific Offer Space being not Configured for Leasing (as defined below).  For purposes of this Lease, “Configured for Leasing” means the applicable space must have convenient access to the central corridor on the applicable floor and must have a size and configuration that complies with all applicable building codes and other laws and is such that Landlord judges, in its reasonable discretion, that Landlord will be able to lease such space to a third party.  The Availability Notice shall:
(a)	Describe the particular Specific Offer Space (including rentable area, useable area and location);
(b)	Include an attached floor plan identifying such space;
(c)	State the date (the “Specific Offer Space Delivery Date”) the space will be available for delivery to Tenant; and
(d)	Specify the Base Rent for the Specific Offer Space.

54.3           If Tenant wishes to exercise Tenant’s rights set forth in this Article 54 with respect to the Specific Offer Space, then within five (5) business days of delivery of the Availability Notice to Tenant, Tenant shall deliver irrevocable notice to Landlord (the “First Offer Exercise Notice”) offering to lease the Specific Offer Space on the terms and conditions as may be specified by Landlord in the Availability Notice.

54.4           In the event Tenant fails to give a First Offer Exercise Notice in response to any Availability Notice, Tenant shall have no further rights to receive an Availability Notice and Tenant’s rights under this Article 54 shall terminate and Landlord shall be free to lease the Offer Space to anyone on any terms at any time during the Term, without any obligation to provide Tenant with any further right to lease that space.

54.5           If Tenant timely and validly gives the First Offer Exercise Notice in response to any Availability Notice, Tenant shall have no further rights to receive an Availability Notice and Tenant’s rights under this Article 54 shall terminate and Landlord shall be free to lease the Offer Space to anyone on any terms at any time during the Term, without any obligation to provide Tenant with any further right to lease that space.

(a)
The Specific Offer Space shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the Premises immediately before the Specific Offer Space Delivery Date plus the Specific Offer Space);

(b)	Base Rent for the Specific Offer Space shall be specified in the Availability Notice.
(c)
Tenant’s lease of the Specific Offer Space shall be on the same terms and conditions as affect the original Premises from time to time, except as otherwise provided in this section.  Tenant’s obligation to pay Rent with respect to the Specific Offer Space shall begin on the Offer Space Delivery Date.  The Offer Space shall be leased to Tenant in its “as-is” condition and Landlord shall not be required to construct improvements in, or contribute any tenant improvement allowance for, the Offer Space.  Tenant’s construction of any improvements in the Specific Offer Space shall comply with the terms of this Lease concerning alterations.

(d)
 If requested by Landlord, Landlord and Tenant shall confirm in writing the addition of the Specific Offer Space to the Premises on the terms and conditions set forth in this section, but Tenant’s failure to execute or delivery such written confirmation shall not affect the enforceability of the First Offer Exercise Notice.

54.7           Tenant’s rights and Landlord’s obligations under this Article 54 are expressly subject to and conditioned upon there not existing a default by Tenant under this Lease, either at the time of delivery of the First Offer Exercise Notice or at the time the Specific Offer Space is to be added to the Premises.

54.8           It is understood and agreed that Tenant’s rights under this Article 54 are personal to Tenant and not transferable.  In the event of any assignment or subletting of the Premises or any part thereof, this expansion right shall automatically terminate and shall thereafter be null and void.

    8. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Extension Term, except as provided in Paragraph 6 of this Agreement, and Tenant shall have no further option to extend the term.

     9. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than NAI BT Commercial (“Landlord’s Broker”) and Studley, Inc. (“Tenant’s Broker”).  Landlord and Tenant shall each defend and indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty.  The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement.  Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement.  Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

    10. Time is of the essence of this Agreement and the provisions contained herein.

    11. As additional consideration for this Agreement, Tenant hereby certifies that:

(a)	The Original Lease (as amended hereby) is in full force and effect.
(b)	Tenant is in possession of the Premises.
(c)	Rent has been paid through April 30, 3007.
(d)	To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(e)
All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowance have been satisfied, except those provided for in Paragraph 6 of this Agreement.

(f)	There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.
(g)	All of the representations and warranties of Tenant in the Original Lease are hereby remade.

    12. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect.  This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.  This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement.  Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.  In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control.  Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

    13. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

    14. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that:

           (a) Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); and

           (b) Tenant is not acquiring the Property as a plan asset subject to ERISA but for Tenant’s own investment account; and

           (c) Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;

           (d) Tenant is not a “part in interest” (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and

           (e) Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant’s operations.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK LLC
a California limited liability company

By:           THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA, a
New Jersey corporation, its member

By:           /s/ JoLynn Chow Miller
Director & Second Vice President

                                Tenant:
                                                                SHUTTERFLY, INC.,
                     a Delaware corporation

                              By:           /s/ Stephen E. Recht
                     Its:           Secretary & CFO

EXHIBIT A-1

EXPANSION SPACE